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Tronox Limited
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On February 21, 2017, certain communications were provided to employees of Tronox Limited. A copy of the communication is included below.

Tronox-Cristal

Messaging – Q&A

Tronox Limited	February 21, 2017

Internal Messaging and Q&A
Tronox Announces Definitive Agreement to Acquire Cristal TiO2 Business
21 February 2017
Overarching Messaging

•
On February 21, Tronox announced a definitive agreement to acquire the TiO2 business of Cristal, a privately held global chemical and mining company, for $1.673 billion in cash and 37.58 million shares (representing approximately 24%) of newly issued Tronox Class A ordinary shares. Subject to customary closing conditions and regulatory approvals, the acquisition is expected to close before first quarter 2018.

•
The combination of our companies will increase growth rates through faster-growing EBITDA, free cash flow and earnings.  It will create expected pre-tax run-rate synergies of more than $100 million in year one and more than $200 million in year three and an expected earnings per share (EPS) accretion of more than 100 percent in year one.

•	The combination of Tronox and Cristal creates the world’s largest and most highly integrated titanium dioxide (TiO2) pigment company with assets and operations on six continents.

•
Concurrent with this announcement, the company announced its intent to begin a process to sell Tronox Alkali.  The cash portion of the consideration for the Cristal acquisition is expected to be funded through proceeds from asset sales, including Alkali and selected other non-core assets if appropriate, and cash on hand.

•
Tronox recognizes the long-term value of the Alkali business. Our willingness to consider selling Alkali comes at an attractive time as the global market for natural soda ash is recovering and prices are improving.  Alkali has continually sold every ton it produces.

•	The sale of Tronox Alkali is expected to close in the second half of 2017.

•
During the period between the Cristal announcement and the expected closing date, the company will be working to receive all regulatory approvals and continue its integration planning process.  Until the transaction closes, no changes will take place in the day-to-day operations or organizational structure of Cristal and Tronox TiO2 companies, and it is business as usual.

•	Tronox TiO2, Tronox Alkali, and Cristal remain committed to the highest levels of quality, operational excellence, customer service, and most important – safety.

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Internal Messaging and Q&A
Tronox Announces Definitive Agreement to Acquire Cristal TiO2 Business
21 February 2017
Internal Q&A

1.	What is this transaction?

Tronox and Cristal are combining their global TiO2 businesses creating the world’s largest TiO2 pigment company and the world’s second largest TiO2 feedstock company. Under the terms of the transaction, all of Cristal’s TiO2 operating assets (with the exception of the Jazan smelter complex in Saudi Arabia, of which Cristal owns a 50 percent stake) and its transferring workforce will become part of Tronox Limited. Subject to negotiations with Cristal, Tronox has the intention to acquire Jazan.

2.	What is the price of this transaction?

Approximately $2.165 billion: $1.673 billion in cash and 37.58 million shares, representing approximately 24%, of newly issued Tronox Class A ordinary stock.

3.	Is the company taking on additional debt?

The company does not believe at this time that new permanent debt financing will be required. If required, the purchase consideration will be supported by temporary bridge financing.

4.	Why are we spending this much money at a time when we are being asked to control costs?

Our cost control efforts of the last several years have enabled us to enter into a major transaction that will help lower costs even further by increasing the scale of our operations, including our vertical integration.  As a result, this transaction significantly advances our company to that goal while providing long-term value to our shareholders, employees, and customers.  This transaction will add to our earnings, EBITDA, and free cash flow, creating a leading global business.

5.	Why are we willing to consider selling Alkali?

The sale of the Alkali business is one way to fund the acquisition of Cristal. This decision is not a reflection on Alkali’s performance nor the caliber of its workforce.  Since Alkali became part of Tronox, it has continually sold every ton of product it produced.  Prices for soda ash are mildly depressed – we believe temporarily – by the prospect of a small rise in global supply from Turkish and Chinese exports, increasing the amount of soda ash in the marketplace and decreasing the cost.  The latter issue has already begun to turn as the strengthening of the Chinese economy creates more demand, and it is our belief that the global market can easily absorb the new Turkish supply in a short time. Chinese spot prices are currently much higher than contract prices, putting added pressure on contract pricing.
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Internal Messaging and Q&A
Tronox Announces Definitive Agreement to Acquire Cristal TiO2 Business
21 February 2017

6.	Will the new company still be called Tronox?

Yes.

7.	Who will run the new company?

Tronox will continue to be a publicly traded company on the New York Stock Exchange. Tom Casey will remain as Chairman and Chief Executive Officer.  Organizational structure will be addressed during the integration period prior to the closing of the transaction.

8.	Will Cristal have seats on the Board of Directors?

The number of the Tronox board of directors will remain unchanged at nine. Cristal will receive two seats on the Board. Exxaro will remain on the Board with its existing three seats.

9.	How will the TiO2 business be structured?

The organizational structure of the combined company will be determined during the period between the announcement of the acquisition and the expected closing.  As appropriate, the company will communicate any proposed changes to the structures of Tronox and Cristal.  Until such time, it is important to avoid speculation and rumors.  If you have questions or hear speculative comments, please go to your manager/supervisor for clarification.

10.	In regions where we will have multiple sites (e.g., Europe, Australia, North America), will the existing regional general managers have overall leadership responsibilities?

The organizational structure of the combined company will be determined during the period between the announcement of the acquisition and the expected closing.

11.	Will the new company be closing any sites?

At present we do not anticipate closing any sites. During the integration phase prior to the closing of the transaction, we will conduct an analysis of non-production sites to determine what synergies exist and the best way to consolidate these functions/sites if feasible.  Any decisions regarding such actions will be communicated in a timely and open manner.

12.	Will jobs be eliminated?

It is premature to speculate on job eliminations or reassignment. Any decisions regarding such actions will be communicated in a timely and open manner.  Overall, we expect there will be exciting opportunities for employees as part of a larger, more diversified organization.
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Internal Messaging and Q&A
Tronox Announces Definitive Agreement to Acquire Cristal TiO2 Business
21 February 2017
13.	What happens next?

For most employees and all the operations of all three businesses (Tronox TiO2, Tronox Alkali, and Cristal) it will remain business as usual.  There are several actions related to the two transactions that will occur over the next several months.  First, we will begin the integration analysis and planning for the TiO2 entities to ensure that when the transaction closes we are ready to operate as an integrated low-cost provider of quality products and services to our customers.  During this period, we will be working with relevant regulators and government authorities to secure their approvals of the transaction.  We will also be meeting with prospective buyers for Tronox Alkali. That transaction is expected to close in the second half of 2017.

14.	Will Cristal employees become Tronox employees?

Yes, upon closing.

15.	Are there any regulatory aspects associated with this transaction?

In the weeks ahead we will be working with the relevant regulators and government officials to address any concerns.  We do not believe there are any such issues that would delay the closing of the transaction beyond the first quarter of 2018.

16.	How many people work at Cristal?

Approximately 4,100 workers worldwide.

17.	How many people work at Tronox?

Approximately 4,400 workers (with roughly 1,000 in the Tronox Alkali business).

18.	Will the Tronox corporate offices remain in Stamford, Connecticut?

Yes.

19.	What will happen to Cristal’s corporate offices?

No decisions have been made regarding the disposition of the non-manufacturing facilities and offices of either company.

20.	How does this impact our existing customers and the terms of our contracts?

Our goal is to make this a seamless transition for our customers.  In fact, we believe the combination of our businesses will enable us to be a better supplier to our customers by reducing our costs, increasing our efficiency, and increasing our output. We will continue to provide high-quality products and customer service under the terms of existing agreements.
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Internal Messaging and Q&A
Tronox Announces Definitive Agreement to Acquire Cristal TiO2 Business
21 February 2017
21.	How will this transaction impact our agreements with vendors/suppliers?

In the near-term, this news will have no impact on vendors or suppliers.  We recognize that as a larger producer, we will also become a larger customer of certain items. In the period prior to the closing of the transaction and after, we will be looking for ways to improve our supply chain by taking the best procedures used by either company and recognizing our increased volumes.

22.	Will this impact Tronox stock in some way?

The company does not comment nor speculate on the price of our stock.

23.	What happens if Tronox is unable to sell its Alkali business?

We believe Alkali to be a solid business with attractive resources to prospective buyers. We expect a robust and successful process. Should, however, a qualified buyer not come forward or the proceeds offered be inadequate, Tronox will need to seek other sources of financing for the Cristal acquisition.

24.	How do I get more information?

The company is committed to open and timely communication in the period leading up to, and after, the closing of both the Alkali and Tronox/Cristal transactions.  The primary source for information is on Global Tronet. There are likely to be periods when no communications are issued simply because there is no news to report.  If and when any actions occur that affect employees or are material to our shareholders and customers, we will provide updates.

25.	To whom can I refer people if I am asked questions by someone outside the company?

Please refer any questions from people outside the company to Bud Grebey, Tronox VP, corporate affairs and communications: bud.grebey@tronox.com  +1.203.705.3721.  He will ensure that questions are routed to the appropriate representative of Tronox, Cristal, and/or Tronox Alkali.
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Internal Messaging and Q&A
Tronox Announces Definitive Agreement to Acquire Cristal TiO2 Business
21 February 2017
Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. In connection with the Transaction Agreement, by and between Tronox Limited (the “Company”), The National Titanium Dioxide Company (“Cristal”) and Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Transaction”), the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including a proxy statement. Investors and Securityholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed Transaction filed with the SEC or sent to shareholders as they become available as they will contain important information about the Transaction. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.tronox.com or by contacting the Company’s Investor Relations at +1.203.705.3722.

Certain Information Regarding Participants

The Company, Cristal and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive annual proxy statement filed with the SEC on April 8, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement regarding the Transaction and other relevant documents filed with the SEC.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate,” and include statements about expectations for future results.

The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the Company’s filings with the SEC, including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016. Significant risks and uncertainties may relate to, but are not limited to, the risk that the Transaction will not close, including by failure to obtain shareholder approval, failure to obtain any necessary financing or the failure to satisfy other closing conditions under the Transaction Agreement or by the termination of the Transaction Agreement; failure to plan and manage the Transaction effectively and efficiently; the risk that a regulatory approval that may be required for the Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that expected synergies will not be realized or will not be realized within the expected time period; unanticipated increases in financing and other costs, including a rise in interest rates; reduced access to unrestricted cash; compliance with our bank facility covenants; the price of our shares; general market conditions; our customers potentially reducing their demand for our products; more competitive pricing from our competitors or increased supply from our competitors; operating efficiencies and other benefits expected from the Transaction. Neither the Company’s investors and securityholders nor any other person should place undue reliance on these forward-looking statements. Unless otherwise required by applicable laws, the Company undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information or future developments.

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